1 Rent the Runway, Inc. INSIDER TRADING POLICY Last Updated February 11, 2025

2 Why do we have this Policy? This Policy is intended to help you and Rent the Runway (“RTR”) comply with insider trading laws. Insider trading laws are complex and violations can carry serious consequences. This Policy describes the main legal requirements and steps you need to take before trading in RTR stock. In particular, there are five key requirements that this Policy describes in detail: 1. You may trade (buy or sell) only when you do not have any material non-public information (“MNPI”) about RTR. 2. Corporate, Operations management, CX management employees and members of the board of directors may only trade during an open trading window and when they do not have any MNPI. 3. Members of the board of directors and certain RTR employees need to have their trades approved in advance by Legal. 4. You can’t share or “tip” material non-public information about RTR or another company to anyone who isn’t authorized to be in the know. 5. You can’t trade in the securities of any other company while you have material non- public information about that company. Who’s Covered This Policy applies to members of the board of directors and all RTR employees. This Policy also applies to your immediate family members who share your household, and anyone who is your economic dependent. Immediate family members include: your kids, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, mother-in-laws, father-in-laws, son-in-laws, daughter-in-laws, brother-in-laws, or sister- in-laws, and adoptive relationships. This Policy also applies to any entities or accounts you may control, including any corporations, limited liability companies, partnerships or trusts. Use good judgment about any close relationships that don’t fit neatly into one of these categories and, when in doubt, follow the Policy. What’s Covered This Policy applies to all transactions involving RTR securities. This includes exercises of stock options and purchases, sales, gifts and other transfers of RTR common stock, warrants, preferred

3 stock, debt securities (such as bonds and notes) and other securities. It also includes derivative securities such as put or call options, hedging transactions, short sales and other similar types of arrangements. Every transaction counts—there are no exceptions from insider trading laws or this Policy based on the size or dollar amount of the transaction or your personal circumstances or hardships. There are some limited exceptions (see p. 6), but when in doubt, assume that a transaction is covered and reach out to Legal with questions. When You Can’t Trade You cannot trade in RTR securities at any time when you possess material non-public information relating to RTR. In addition, if you acquire through the course of your employment material non- public information about another company to which you or RTR has a duty of trust or confidence, you are prohibited from trading in securities of that company until the information has been adequately disclosed to the public. This is because if you know information that could cause the price of the security to change, you have a duty to the company not to use the information for personal gain. Trading on the basis of material non-public information is fraudulent and illegal. In general, information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell stock or if it is likely to affect the price of stock if disclosed. Material information can be favorable or unfavorable. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. It’s not possible to define all types of information that might be considered “material;” however, examples often include: ● Financial results and projections or forecasts of future financial results; ● Significant corporate events, such as mergers, joint ventures, acquisitions or dispositions; ● Significant product introductions, modifications, or pricing changes; ● Developments involving significant business relationships, including new or modified agreements with vendors or other business partners; ● Restatements of financial results, or material impairments, write-offs or restructurings; ● Significant financial obligations, or financial liquidity problems; ● Changes in senior management or major lay-offs;

4 ● Stock splits, dividends, recapitalizations, stock repurchase programs; ● New equity or debt offerings; and ● Significant litigation or other legal or regulatory developments (actual or threatened). Information is considered non-public until it has been broadly disseminated to the public by a press release, SEC filing, pre-announced webcast or other form of public communication. It’s not enough that a few people outside of RTR know the information—the information needs to reach investors generally and the stock market needs time to react. As a general rule, you should consider information to be non-public until at least one full trading day after it has been broadly and publicly shared; however, it could be a longer period of time. As a practical matter, this means that confidential information about RTR that could reasonably be expected to affect the price of RTR’s stock (positively or negatively) is likely to be material. If you are unsure whether something might be considered material non-public information, check with Legal. When You Can Trade Corporate, Operations Management Employees, CX Management Employees & Members of the Board of Directors Corporate, operations management, and CX management employees and directors may only trade during open window periods when they do not have material non-public information. An open window period typically occurs four times a year following RTR’s fiscal year-end or quarterly earnings releases. An open window period will generally begin on the second full trading day following RTR’s earnings announcement. For example, if an earnings announcement was issued on Tuesday after the stock market closed, then the window would open and trading could begin on Thursday morning. The length of an open window period will depend on a number of factors. Legal will set the exact dates of each open window period and share them with directors and RTR employees in advance. From time to time, it may be appropriate to restrict trading during an open window period. For example, a team working on a significant acquisition or product that has not yet been publicly disclosed may not be able to trade during an open window period because they have material non- public information. Legal will notify you if you need to comply with any special restrictions. No reasons may be provided and the closing of an open window may itself constitute material non- public information that should not be communicated.

5 Other Employees Non-corporate, non-operations management, non-CX management employees may only trade when they do not have material non-public information.

6 Pre-Clearing Trades or Gifts of RTR Securities All directors, the Executive Team and certain other RTR employees with regular access to material non-public information are required to pre-clear all transactions in RTR stock with Legal. Legal will maintain the current list of people who are required to pre-clear transactions, and the list may change from time to time. If you are required to pre-clear your trades, Legal will send you an email before each open window period that tells you what steps you need to take. For example, you will need to confirm in writing that you are not in possession of material non-public information. If for some reason you are no longer required to pre-clear your transactions (e.g., due to a role change), Legal will let you know. Pre-clearance will be effective for five business days following the date of pre-clearance, unless circumstances change and/or the pre-clearance is revoked. If a trade is not completed within the five business days, you will need to submit a new pre-clearance request. If you adopt a pre-approved written trading plan in compliance with the requirements described in Appendix A, you will not need to pre-clear each individual transaction under the trading plan. See Appendix A for more details. As a reminder, pre-clearance of a trade is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre- clearance of a transaction does not mean that RTR or that Legal has affirmed that you are not in possession of material non-public information. No Tipping! By working for or with RTR, you have already agreed to keep certain information confidential. For details, you can refer to the Code of Conduct and External Communications Policy and your non-disclosure agreement attached to your offer letter or other contract with RTR. Along the same lines, you can’t disclose material non-public information about RTR to anyone who is not authorized to be in the know. This could be considered “tipping,” which is illegal and involves someone with material non-public information sharing that information with someone who then uses it to trade. You also can’t make recommendations or express opinions about trading in RTR stock or any other company’s stock on the basis of material non-public information. To be clear, this rule covers disclosures (even anonymous disclosures) via the Internet, blogs, forums, chat rooms, social media or the like, as well as verbal disclosures. You can refer to our External Communications Policy if you want to know what RTR facts are safe to mention publicly and what facts need to stay confidential. If you are unsure whether a certain piece of information may be disclosed, check with Legal.

7 Other Don’ts The following types of transactions in RTR securities are not allowed under this Policy: ● Short sales (e.g., selling stock that you don’t own and need to borrow to complete the sale or shorting to delay a taxable event) ● Hedging or similar transactions ● Derivatives trading (including, for example, equity swaps or publicly-traded options, such as puts and calls) ● Pledging or using RTR securities as loan collateral, unless specifically approved by the Board of Directors or the Audit Committee ● Purchasing RTR securities on margin or holding RTR securities in margin accounts ● Placing, outside of a Rule 10b5-1 plan, open orders such as limit orders or stop orders for buying or selling RTR stock that can result in transactions outside of an open window period or pre-clearance approval period or when you may be in possession of material non-public information Policy Exceptions The following types of transactions in RTR securities are generally allowed under this Policy, even outside of a trading window. Each transaction will need to comply with the law. You may also be required to seek pre-clearance as noted below. In addition, any transactions involving your RTR stock options or other equity awards will need to comply with the applicable equity plan, which typically restricts certain transfers and gifts. When in doubt, please contact Legal to discuss. ● Transactions under a pre-approved written trading plan that complies with the requirements of Rule 10b5-1(see Appendix A) or that meets the definition of a “non- Rule 10b5-1 trading arrangement” under Item 408 of Regulation S-K. ● The receipt, vesting, cancellation or forfeiture of RTR equity awards such as stock options or restricted stock units, including having shares withheld by RTR to cover tax obligations in connection with a vesting.

8 ● Exercising RTR stock options where no RTR stock is sold to fund the exercise. For example, a cash exercise where you continue to hold the underlying shares of stock, and where RTR withholds shares to cover tax obligations in connection with such an exercise. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold if you are in possession of material nonpublic information, including in a “cashless” exercise. ● Electing to participate in RTR’s employee stock purchase plan or purchases of RTR stock under the plan. However, the trading restrictions do apply to any sales of RTR stock under the plan. ● Changes in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of the same class, or similar transaction. ● Changing the form of your RTR stock ownership such as transferring RTR stock to a trust that you control for estate planning purposes, but not acquiring or disposing of any shares of stock. Because of the potential SEC reporting requirements, pre-clearance is required for directors and RTR officers who are subject to the SEC’s Section 16 reporting rules. ● Gifting RTR stock. Gifts may be permissible during closed window periods. If you are required to pre-clear trades under this Policy, gifts require pre-clearance. Gifts are not permitted if you know or have reason to believe the recipient intends to sell the shares while you are in possession of material non-public information about RTR. In addition, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy and immediate family members are also subject to this Policy. When you leave RTR If you leave RTR during an open trading window, the trading restrictions in this Policy apply until you no longer possess material, non-public information. For corporate, operations management, cx management employees and directors, if you leave RTR when the trading window is closed, the trading restrictions in this Policy will remain in effect until the later of: ● The next open trading window following your end date with RTR; or ● Until you no longer possess material, non-public information.

9 Your Responsibilities You are responsible for reading, understanding and complying with this Policy and related laws and helping your immediate family members and others listed above comply too. You should use your best judgment and always reach out to the Chief Legal & Administrative Officer or another member of the Legal Department with questions. It is also your responsibility to help enforce this Policy. Please report potential violations by any of the following methods: ● Discussing the situation with your manager; or ● If your manager is involved in the situation or you are uncomfortable speaking with your manager, contacting your HRBP, a member of the Legal team, or the Chief Legal & Administrative Officer; or ● If you do not believe your concern is being adequately addressed, or you are not comfortable speaking with one of the contacts above, you may report your concern via RTR’s whistleblower hotline, which allows anonymous reporting 24 hours a day, 7 days a week, by (1) calling RTR’s toll-free hotline, at 833-660-0020 in the U.S. (800-216-1288 for Spanish) or 1-800-948-326 in Ireland, or (2) emailing reports@lighthouse-services.com (must include company name with report). We take our non-retaliatory culture very seriously and will not allow anyone to take adverse action, threaten, intimidate, or retaliate if you report a violation or suspected violation in good faith, or cooperate in an investigation. We consider retaliation itself a violation of this Policy and will respond accordingly. Think About the Consequences A breach of the insider trading laws could expose an insider or anyone who trades on information provided by an insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions. Even if allegations of insider trading do not lead to a conviction, defending against allegations is expensive. In addition, the mere perception that an insider traded with the knowledge of material inside information could harm the reputation of RTR and that of the insider. Regulatory agencies such as the U.S. Securities and Exchange Commission use sophisticated electronic surveillance techniques to investigate and detect insider trading, and pursue insider trading violations vigorously. In addition, if RTR reasonably concludes you have not complied with this Policy, you may be subject to disciplinary action, up to and including dismissal for cause, whether or not your actions break the law. Also, your trades may be cancelled or reversed. ****

10 This Policy is shared with all RTR employees and members of the board of directors when they join RTR. It is also located on Inside RTR. The Chief Legal & Administrative Officer may delegate the administration of this Policy to one or more members of the Legal Team. RTR reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law.

11 APPENDIX A Trading Plans These trading plans are sometimes referred to as Rule 10b5-1 plans because Rule 10b5-1 is the relevant rule under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10b5-1 provides an affirmative defense to alleged insider trading violations if the trades were made under a trading plan that meets certain requirements. This means that if the SEC questions certain trades or even alleges insider trading violations, having a compliant Rule 10b5-1 trading plan can help. RTR recommends that you consult with your personal legal and financial advisors to discuss whether to adopt a trading plan. Although trading plans are subject to RTR review and approval, you are responsible for compliance with Rule 10b5-1 and this Policy. Checklist for Rule 10b5-1 Trading Plans The SEC rules regarding trading plans are complex even if you speak Legalese. This checklist is intended to support compliance with Rule 10b5-1 and reflect good practices. If you want to enter into a trading plan or amend or cancel an existing trading plan, it must comply with the requirements of Rule 10b5-1 and you need to follow these steps: ● For new trading plans, start with RTR’s preferred form of trading plan (reach out to Legal to be connected to the trading plan administrator). This form will give you some flexibility in how you want to structure your trading plan, but there are a few key requirements that can’t be waived: — The trading plan must have a minimum “cooling-off” period between adoption of the trading plan and the start of any transactions under the plan of: o If you are a Section 16 reporting person1, the later of (i) 90 days after adoption or (ii) two business days after filing the Form 10-K or Form 10-Q for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days; or 1 For purposes of this Appendix, “Section 16 reporting persons” are persons subject to Section 16 of the Exchange Act, including directors, certain officers and the Company’s 10% stockholders.

12 o If you are not a Section 16 reporting person, the earliest that you can trade under your trading plan will be 30 days after the date of adoption. — Your trading plan must have a minimum term of one year and a maximum term of two years. — Your trading plan needs to specify (i) the amount, pricing, and timing or (ii) otherwise provide a clear formula for determining the amount, pricing, and timing for any transactions in order to comply with SEC regulations. That said, the criteria you establish in the plan can take many forms. Here are a few examples: o Exercise 100 stock options at the market price on the 15th day of the month o Sell 100 shares of RTR stock only if the stock price is over a certain dollar amount on the 5th day of each month for a year ● RTR’s equity plan administrator, unless otherwise approved by the Chief Legal & Administrative Officer, will administer your trading plan. ● Make sure that there is no quarterly, special or other trading blackout in effect when you adopt the plan. You can only adopt a trading plan or amend an existing trading plan during an open trading window and when you do not have MNPI. ● Certify that you are not aware of any MNPI and are adopting the trading plan or making changes to your existing trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. You must act in good faith with respect to a trading plan when it is adopted and for the duration of the trading plan. ● Making changes to an existing plan (including early cancellation) is strongly discouraged. If you make changes to the amount, price, or timing of the purchase or sale of securities underlying a trading plan, it is considered a termination of the trading plan and the adoption of a new trading plan, triggering a new cooling-off period (as described above). ● RTR reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in RTR securities, even pursuant to a previously approved Trading Plan, if Legal, in its discretion, determines that a suspension, discontinuation or other prohibition is in the best interests of RTR. Any trading plan submitted for approval should explicitly acknowledge RTR’s right to prohibit transactions in RTR’s securities. ● Before finalizing a trading plan or any proposed changes to an existing plan, submit it to Legal for review and approval.

13 ● Once you’ve received the okay from Legal, sign the trading plan and send it to the trading plan administrator. Other Important Requirements for Rule 10b5-1 Trading Plans ● You are permitted to have only one plan in place at a time, except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Chief Legal & Administrative Officer. ● In any 12-month period, you are limited to one “single-trade plan” (i.e., one designed to effect the open market transactions subject to the plan as a single transaction), except under the limited circumstances permitted by Rule 10b5-1 and subject to pre- approval by the Chief Legal & Administrative Officer. ● Information about your trading plan may be publicly disclosed pursuant to applicable SEC regulations or in RTR’s sole discretion. ● All transactions under the trading plan must be expected to comply with the law.